Exhibit 5.3

July 19, 2013

Education Management Corporation

210 Sixth Avenue, 33rd Floor

Pittsburgh, PA 15222

Re:	Education Management Corporation

Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as special Indiana counsel to AIIN Restaurant LLC, an Indiana limited liability company (the “Indiana Guarantor”), which is an indirect subsidiary of Education Management Corporation, a Pennsylvania corporation (“EMC”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by EMC and the subsidiaries of EMC listed in the Registration Statement, including the Indiana Guarantor, with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the issuance by Education Management LLC and Education Management Finance Corp. (collectively the “Issuers”) of up to $203,044,423 aggregate principal amount of its Senior Cash Pay/PIK Notes due 2018 (the “Exchange Notes”) which are guaranteed by the Indiana Guarantor and certain other subsidiaries listed in the Registration Statement (the “Guarantee”). The Exchange Notes will be offered by the Issuers in exchange for $203,044,423 aggregate principal amount of its outstanding Senior Cash Pay/PIK Notes due 2018 which are not registered under the Securities Act. All capitalized terms used and not otherwise defined herein shall have the meanings assigned to such terms in the Registration Statement.

The Exchange Notes will be issued under an Indenture dated as of March 5, 2013 (the “Indenture”), by and among the Issuers, the Indiana Guarantor, the other guarantors signatory thereto, and The Bank of New York Trust Company, N.A., as trustee. We have assumed, with your permission, that (i) the Indenture has not been further amended, modified or supplemented and (ii) the Exchange Notes have been issued pursuant to the Indenture and otherwise in compliance with the provisions of the Indenture.

In rendering our opinions expressed below, we have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of our opinions set forth below. In addition, we have reviewed certificates of public officials, statutes, records and other instruments and documents as we have deemed necessary to form a basis for the opinions hereinafter expressed. In our examination of the foregoing, we have assumed, without independent investigation, (i) the genuineness of all signatures, (ii) the legal capacity of natural persons, (iii) the authenticity of all documents submitted to us as originals, (iv) the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and (v) the authenticity of the originals of such latter documents. With regard to certain factual matters, we have relied, without independent investigation or verification, upon certificates, statements and representations of representatives of the Indiana

July 19, 2013

Guarantor and the Issuers, including without limitation those factual matters included in the Registration Statement.

Based on the foregoing and in reliance thereon, and subject to the limitations, qualifications and exceptions set forth herein, we are of the opinion that:

1. The Indiana Guarantor is validly existing as a limited liability company under the laws of the State of Indiana and has all requisite power and authority, limited liability company or otherwise, to conduct its business and to own its properties (all as described in the Registration Statement) and to execute, deliver and perform all of its Guarantee obligations under the Indenture.

2. The Indenture has been duly authorized, executed and delivered by the Indiana Guarantor.

3. The Indiana Guarantor has duly authorized its Guarantee of the Exchange Notes.

4. The execution, delivery and performance by the Indiana Guarantor of the Indenture, including its Guarantee of the Exchange Notes set forth therein, does not violate any provision of statutory law or regulation of the State of Indiana applicable to the Indiana Guarantor.

The opinions set forth above are subject to the following qualifications and exceptions:

In rendering the foregoing opinions we express no opinion as to the effect (if any) of laws of any jurisdiction except those of the State of Indiana. This opinion letter has been prepared for your use in connection with the Registration Statement and may not be relied upon for any other purpose. This opinion speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the effectiveness of the Registration Statement even though the change may affect the legal analysis or a legal conclusion or other matters in this opinion letter.

We hereby consent to reliance on this opinion letter and the opinions provided herein by the law firm Simpson Thacher & Bartlett LLP in and in connection with the legal opinion provided by that law firm that is included as an exhibit to the Registration Statement. We hereby consent to the references in the Registration Statement to our Firm under the caption “Legal Matters” and to the inclusion of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Barnes & Thornburg LLP

Barnes & Thornburg LLP